EXHIBIT 10.4
                                                                    ------------

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of December 15, 2004 by and between MM2, Inc. , a New Jersey corporation (hereinafter referred to as the "Company"), having an office at 293 Eisenhower Parkway, Suite 250, Livingston, NJ 07039 and Mark Meller, with offices at 293 Eisenhower Parkway, Livingston, NJ 07039 (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services; NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as member of the Board of Directors and President, and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

         2. TERM. The term of the Executive's employment hereunder shall commence on December 15, 2004 and shall continue to December 31, 2011.

         3. DUTIES. The Executive agrees that the Executive will serve the Company on an as-needed basis faithfully and to the best of his ability as the Chief Executive Officer and President of the Company, subject to the general supervision of the Board of Directors of the Company. The Executive further agrees to serve as a director of the Company and/or of any parent, subsidiary or affiliate of the Company if the Executive is elected to such directorship.

         4. COMPENSATION.

         (a) In consideration of the services to be rendered by the Executive hereunder, including, without limitation, any services rendered by the Executive as director of the Company or of any parent, subsidiary or affiliate of the Company, the Company agrees to pay the Executive, and the Executive agrees to accept fixed compensation at the rate Two Hundred Thousand ($200,000), subject to all required federal, state and local payroll deductions, that shall increase on the anniversary date of December 15, 2005 and upon every annual anniversary thereafter, at the rate of ten percent (10%).

         (b) The Executive shall also be entitled to three weeks vacation, unlimited sick leave and fringe benefits, (Health Insurance, Disability Insurance, Auto Insurance, $800.00 per month travel, and an Annual Bonus) in accordance with Company policies and plans in effect, from time to time, for Executive officers of the Company.

         (c) The Executive shall participate in the Company's Corporate Compensation Program as approved and authorized by the Board of Directors of the Company, subject to amendment by the Board of Directors or the Compensation Committee of the Board of Directors of the Company ("Incentive Compensation"). The Executive shall not receive any Incentive Compensation should the Executive be terminated for Termination for Cause. Such Incentive Compensation for the particular fiscal year shall be paid to the Executive no later than upon the filing of the Company's Form 10-KSB, or equivalent form, or if no Form 10-KSB need be filed, then within ninety (90) days after the end of each fiscal year.

         (d) Except as hereinafter provided in Section 5(a), the Company shall pay the Executive, for any period during which the Executive is unable fully to perform his duties because of physical or mental illness or incapacity, an amount equal to the fixed compensation due the Executive for such period less the aggregate amount of all income disability benefits which the Executive may receive or to which the Executive may be entitled under or by reason of (i) any group health and/or disability insurance plan provided by the Company; (ii) any applicable state disability law; (iii) the Federal Social Security Act; (iv) any applicable worker's compensation law or similar law; and (v) any plan towards which the Company or any parent, subsidiary or affiliate of the Company has contributed or for which it has made payroll deductions, such as group accident, health and/or disability policies.

         (e) The Executive shall be granted a stock option under the Company's stock option plan as adopted by the Board of Directors and the shareholders of the Company(the "Plan"). The Company will provide the Executive a Stock Option Contract for his signature which will set out the terms of the option. This Stock Option shall be subject to the terms of the Plan.

         (f) At such time that the Company's registration statement to effectuate the sale and/or distribution of the Company stock on Form S-1, SB-2, or any other such form of registration statement is declared effective by the Securities and Exchange Commission, the Company shall pay, and Executive agrees to accept, cash compensation in the amount of seven hundred fifty thousand dollars ($750,000.00). Such amount shall be paid in a lump sum on the date the registration statement is declared effective, or alternatively, at the discretion of the Company and with the agreement of the Executive, in shares of the Company's Class B Common Stock.

         (g) The Company shall reimburse the Executive for the cost of leasing, insuring and maintaining (including the cost of fuel) a luxury automobile of the Executive's choice not to exceed $1200 per month.

         5. COMPENSATION UPON TERMINATION.

         Upon termination of the Executive's employment or during a period of Disability the Executive shall be entitled to the following benefits:

         (a) Termination for Cause, Disability, Death or Retirement etc.

                  (i)If the Executive's employment shall be terminated by the Company for Termination for Cause, or by the Company or the Executive for Disability, or by either the Company or the Executive for Retirement, the Company shall pay to the Executive the Executive's full base salary for five years from date of termintion at the highest salary under the agreement, plus all other amounts to which the Executive is entitled under any compensation plan of the Company in effect on the date the payments are due, in addition to any other benefits set forth in this Agreement. If the Executive's employment shall be terminated by the Company for Death, the Company shall pay to the estate of the Executive the Executive's full base salary through the period of eight (8) years following the Date of Termination at the highest rate in effect at the date that Notice of Termination is given, plus all other amounts to which the Executive is entitled under any compensation plan of the Company in effect on the date the payments are due, in addition to any other benefits set forth in this Agreement, and the Company shall have no further obligations to the Executive under this Agreement.

                  (ii) If the Executive's employment shall be terminated by the Executive for any reason other than for Termination for Cause, Death, Disability, Retirement or Good Reason after a Change in Control, the Company shall pay to the Executive the Executive's full base salary through the Term of this Agreement, plus an additional five (5) years following the Date of Termination, at the highest rate in effect at the date that Notice of Termination is given, plus all other amounts to which the Executive is entitled under any compensation plan of the Company in effect on the date the payments are due , in addition to any other benefits set forth in this Agreement, and the Company shall have no further obligations to the Executive under this Agreement.

         (b) Severance Benefits. If the Executive's employment shall be terminated by the Company within three (3) years after a Change in Control of the Company, for reasons other than for Termination for Cause, Retirement, Death or Disability, or terminated by the Executive for Good Reason within three (3) years after a Change in Control of the Company, then, subject to the limitations set forth in Subparagraph 5(d) below, the Executive shall be entitled to the benefits provided below:

                  (i) the Company shall pay the Executive the Executive's full base salary through the Date of Termination, plus (5), five years at the rate equal to the greater of the rate in effect on the date prior to the Change in Control and the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Executive is entitled under any compensation plan of the Company in effect on the date, the payments are due, except as otherwise provided below;

                  (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, except as provided in Paragraph 5(d) below, the Company shall pay as severance pay to the Executive a lump sum severance payment equal to 900% of an average annual amount actually paid by the Company or any parent or subsidiary of the Company to the Executive and included in the Executive's gross income for services rendered in each of the five prior calendar years (or shorter period during which the Executive shall have been employed by the Company or any parent or subsidiary of the Company), less $100;

                  (iii) in consideration of the surrender on the Date of Termination of the then outstanding options ("Options") granted to the Executive, if any, under the stock option plans of the Company, or otherwise, for shares of common stock of the Company ("Company Shares"), except as provided in Paragraph 5(d) below, the Executive shall receive an amount in cash equal to the product of (A) the excess of, (x) in the case of options granted after the date of this Agreement that qualify as incentive stock options ("ISOs") under
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), the closing price on or nearest the Date of Termination of Company Shares as reported in the principal national securities exchange on which the Company's Shares are listed or admitted to trading or, if the Company Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or, if on any such date the Company Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Company Shares selected by the Board of Directors of the Company, and (y) in the case of all other Options, the higher of such closing price or the highest per share price for any Company Shares actually paid in connection with any Change in Control of the Company, over the per share exercise price of each Option held by the Executive (irrespective of whether or not such Option is then fully exercisable), times (B) the number of Company Shares covered by each such Option (irrespective of whether or not such Option is then fully exercisable). The parties hereto acknowledge and agree that the benefits afforded to the Executive under this Subparagraph (iii) do not, and shall not be deemed to, materially increase the benefits accruing to the Executive under any stock option plan under which any such Options are granted. Insofar as the Executive receives full payment under this Subparagraph (iii) with respect to the surrender of all such Options, such Options so surrendered shall be canceled upon the Executive's receipt of such payment. However, if pursuant to the limitations set forth under Paragraph 5(d) below, the full amount described under this Subparagraph 5(b)(iii) cannot be paid, the number of Options which are canceled shall be reduced so that the ratio of the value of the canceled Options to the value of all such Options equals the ratio of the amount payable under this Subparagraph 5(b)(iii) after the application of the limitation described under Paragraph 5(d), to the amount that otherwise would have been paid under this Subparagraph 5(b)(iii) in the absence of such limitations. The Options canceled pursuant to the immediately preceding sentence shall be those Options providing the smallest "excess amounts" as determined under Subparagraph 5(b)(iii)(A). For those Options not surrendered and canceled pursuant to this subparagraph, the Company shall guaranty the Executive's loan for such amount as needed by the Executive to exercise those outstanding Options that may be exercised as they become exercisable by the Executive. Additionally, those stock options not surrendered and canceled as determined in this Subparagraph 5(b)(iii) shall hereinafter become fully exercisable for the remaining term of such stock option grant, regardless whether the Executive continues as an employee of the Company; and

                  (iv) The Company shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 499 of the Code to any payment or benefit provided hereunder).

         (c) Date Benefits Due. The payments provided for in Paragraph 5(b) above shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 7872(f)(2) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive repayable on the fifth day after demand by the Company (together with interest at the rate provided in Section 7872(f)(2) of the Code).

         (d) Reduction to Avoid Non-Deductibility. Any of the other provisions of this Agreement notwithstanding, if any payment to be made by the Company pursuant to this Agreement to the Executive or for the Executive's benefit (the "Payments") otherwise would not be deductible by the Company for Federal income tax purposes due to the provisions of the Code Section 280G, the aggregate present value (determined as of the date of the Change in Control) of the Payments shall be reduced (but not to a negative amount) to an amount expressed in the present value as of such date (the "Reduced Amount") that maximizes the present value of the Payments without causing any payment to be nondeductible by the Company due to the Code Section 280G. The determination of the Reduced Amount and the accompanying reduction in Payments shall be made by the independent certified public accountants for the Company. Any such decrease in Payments shall be applied to the amounts to be paid to the Executive or for the Executive's benefit hereunder in the following order but only to the extent such amounts would be taken into account in determining whether the Payments constitute "parachute payments" within the meaning of the Code Section 280G(b)(2)(A): (i) to decrease the amounts payable to the Executive pursuant to Subparagraph 5(b)(iii); (ii) to decrease the amounts payable to the Executive pursuant to Subparagraph 5(b)(ii); (iii) to decrease the amounts payable to the Executive pursuant to Section 5(j); (iv) to decrease the amounts payable to the Executive pursuant Subparagraph 5(b)(iv); and (v).to decrease the amounts payable to the Executive pursuant to Section 5(a)

         (e) Determination of Reduced Amount. The determination of the Reduced Amount and of the reduction in the Payments shall be communicated to the Executive in writing by the Company. If the Executive does not agree with such determinations, the Executive may give written notice of such disagreement to the Board within five (5) days of the Executive's receipt of the determination, and within fifteen (15) days after the Executive's notice of disagreement, the Executive shall deliver to the Board the Executive's calculation of the reduction in Payments. If the Executive fails to give notice of disagreement or to furnish the Executive's calculation in accordance with the provisions of the immediately preceding sentence, the Executive shall be conclusively deemed to have accepted the determinations made by the independent public accountants for the Company. If the accountants for the Company and the Executive's accountants are unable to agree upon the reduction of Payments within ten (10) days of the receipt of the Board of the Executive's calculation, the determination of the reduction in Payments shall be made by a third accounting firm picked by the Company's accountants and the Executive's accountants (the "Arbiter") whose determination shall be final and binding upon the Executive and the Company, except to the extent provided below. The Company shall withhold for income tax purposes all amounts that the Company's independent certified public accountants believe that the Company is required to withhold.

         (f) Arbiter to Resolve Disputes. If the Arbiter's and the Company's accountant's fees shall be borne solely by the Company. The Executive's accountant's fees shall be borne by the Executive.

         (g) Final Payment. As promptly as practicable after the final determination of the reduction in Payments, the Company shall pay to the Executive or for the Executive's benefit the amounts determined to be payable.

         (h) IRS Ruling. In the event there is a final determination by the Internal Revenue Service or by a court of competent jurisdiction that any portion of the Payments are not deductible by the Company by reason of Section 280G, then the amount of the Payments that exceeds the amount deductible by the Company shall be deemed to be a loan by the Company to the Executive, which shall be repaid by the Executive five (5) days after delivery of a demand by the Company therefor together with interest from the date paid by the Company to the date repaid by the Executive at the rate provided for a demand loan in Section 7872(f)(2) of the Code.

         (i) Interpretation. The provisions of this Section 4 shall be interpreted in a manner that will avoid the disallowance of a deduction to the Company pursuant to Section 280G and the imposition of excise taxes on the Executive under Section 4899 of the Code.

         (j) Additional Fringe Benefits. If the Executive's employment shall be terminated by the Company other than for Termination for Cause, Retirement, Death or Disability or by the Executive within three years after a Change in Control of the Company for Good Reason, then for an (8) year period after such termination, the Company shall arrange to provide the Executive with life, disability, Health and accident insurance benefits substantially similar to those that the Executive was receiving immediately prior to the Notice of Termination. In addition to the benefits set forth above, the Company shall reimburse the Executive for the cost of leasing, insuring and maintaining (including the cost of fuel) a luxury automobile of the Executive's choice not to exceed $800 per month during the eight (8) yearperiod following the Executive's termination.

         Benefits otherwise receivable by the Executive pursuant to this Paragraph 5(j) shall be reduced to the extent comparable benefits are otherwise received by the Executive during the three (3) year period following the Executive's termination and any such benefits otherwise received by the Executive shall be reported to the Company.

         (k) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 5 be reduced by any compensation earned by the Executive as the result of the Executive's employment by another employer, by any retirement benefits, by offset against any amount claimed to be owing by the Executive to the Company, or otherwise, except as specifically provided in this Paragraph 5.

         (l) The benefits provided in this Paragraph 5 shall replace benefits provided to the Executive other than in this Agreement only in the circumstances set forth herein, and under all other circumstances, the Executive's benefits will be determined in accordance with other agreements between the Company and the Executive and other plans, arrangements and programs of the Company in which the Executive participates.

         (m) Notwithstanding anything in this Agreement, the Company shall arrange to provide the Executive and his immediate family with health insurance benefits substantially similar to those that the Executive was receiving, immediately prior to the Notice of Termination, for the remainder of his and his spouse's life.

         6. TERMINATION FOR CAUSE. Termination by the Company of the Executive's employment for cause (hereinafter referred to as "Termination for Cause), shall mean termination upon (i) the willful and continued failure by the Executive to substantially perform, on an "as-needed" basis, the Executive's material duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure after the issuance by the Executive for Good Reason of a Notice of Termination (as the terms "Good Reason" and "Notice of Termination" are defined in this Agreement) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed, or (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, except that such conduct shall specifically exclude Executive's acting as a consultant to or executive of any company not directly competitive with the business of the Company. For purposes of this Paragraph 6, no act, or failure to act, on the Executive's part, shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company, or (iii) the conviction of the Executive of a felony, limited solely for a crime related to the business operations of the Company, or that results in the Executive being unable to substantially carry out his duties as set forth in this Agreement, or (iv) the commission of any act by the Executive against the Company that may be construed as the crime of embezzlement, larceny, and/or grand larceny. Any other provision in this paragraph to the contrary notwithstanding, the Executive shall not be deemed to have been terminated for Termination for Cause unless and until the Board duly adopts a resolution by the affirmative vote of no less than three-quarters (3/4) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct described in Subparagraphs (i), (ii) or (iv) of this paragraph and specifying the particulars thereof in detail and a certified copy of such resolution is delivered to the Executive.

         7. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND NON- COMPETITION

         (a) The Executive acknowledges that the Executive has been informed that it is the policy of the Company to maintain as secret and confidential all information (i) relating to the products, processes, designs and/or systems used by the Company and (ii) relating to the customers and employees of the Company (all such information hereafter referred to as "confidential information"), and the Executive further acknowledges that such confidential information is of great value to the Company. The parties recognize that the services to be performed by the Executive are special and unique, and that by reason of his employment by the Company, the Executive has and will acquire confidential information as aforesaid. The parties confirm that it is reasonably necessary to protect the Company's goodwill, and accordingly the Executive does agree that the Executive will not directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company):

                  A. At any time during his employment by the Company or after the Executive ceases to be employed by the Company, divulge to any persons, firms or corporations, other than the Company (hereinafter referred to collectively as "third parties"), or use or allow or cause or authorize any third parties to use, any such confidential information; and

                  B. At any time during his employment by the Company and for a period of one (1) year after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited, for or on behalf of the Executive or third parties, any business from persons, firms, corporations or other entities who were at any time within one (1) year prior to the cessation of his employment hereunder, customers of the Company; and

                  C. At any time during his employment by the Company and for a period of one (1) year after the Executive ceases to be employed by the Company, accept or cause or authorize directly or indirectly to be accepted, for or on behalf of the Executive or third parties, any business from any such customers of this Company; and

                  D. At any time during his employment by the Company and for a period of one (1) year after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited for employment, for or on behalf of the Executive or third parties, any persons (excluding any individuals residing in the same immediate primary residence as the Executive, and/or the Executive's immediate family) who were at any time within one year prior to the cessation of his employment hereunder, employees of the Company; and

                  E. At any time during his employment by the Company and for a period of one year after the Executive ceases to be employed by the Company, employ or cause or authorize directly or indirectly to be employed, for or on behalf of the Executive or third parties, any such employees of the Company; and

                  F. At any time during his employment by the Company and for a period of one (1) year after the Executive ceases to be employed by the Company, compete with the Company in any fashion or work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a business or activity which competes with any business or activity engaged in by the Company, or which is under development or in a planning stage by the Company.

                  Notwithstanding the above, should the Executive not be receiving compensation from the Company either in a lump sum, or on a regular basis for a period at least equal to one (8) years, or life, as set forth in this Agreement following his Date of Termination, then Subparagraphs 7(C), 7(E) and 7(F) shall be ineffective. Additionally, Subparagraphs 7(C), 7(D), and 7(E) shall be ineffective as it relates to the spouse of the Executive.

         (b) The Executive agrees that, upon the expiration of his employment by the Company for any reason, the Executive shall forthwith deliver up to the Company any and all records, drawings, notebooks, keys and other documents and material, and copies thereof in his possession or under his control which is the property of the Company or which relate to any confidential information or any discoveries of the Company.

         (c) The Executive agrees that any breach or threatened breach by the Executive of any provision of this Section 7 shall entitle the Company, in addition to any other legal remedies available to it, to enjoin such breach or threatened breach through any court of competent jurisdiction. The parties understand and intend that each restriction agreed to by the Executive herein above shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.

         (d) For the purposes of this Section, the term "Company" shall mean and include any and all subsidiaries, parents and affiliated corporations of the Company in existence from time to time.

         8. CHANGE IN CONTROL.

         (a). Effectiveness of Change in Control Provisions. The terms set forth in this Paragraph 8, shall be effective should a Change in Control of the Company, as defined below, have occurred during the term of this Agreement, or during any extensions thereof, and shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control occurred. However, the definitions set forth in Subparagraph 8(c) shall apply throughout this Agreement.

         (b) Change in Control. No benefits shall be payable hereunder unless an event as set forth below, shall have occurred (hereinafter called a "Change in Control"):

                  (i) Any person including any individual, firm, partnership or other entity, together with all Affiliates and Associates (as defined by ss.240.12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of such person, directly or indirectly acquires securities of the Company's then outstanding securities representing twenty percent (20%) or more of the voting securities of the Company, such person being hereinafter referred to as an Acquiring Person; or, but excluding:

                           (A) a trustee or other fiduciary holding securities
under an employee benefit plan of the Company or any Subsidiary of the Company, or

                           (B) a corporation owned, directly or indirectly, by
the stockholders of the Company in substantially the same proportions as their ownership of the Company, or

                           (C) the Company or any Subsidiary of the Company, is
or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act),or

                           (D) a person who acquires securities of the Company
directly from the Company pursuant to a transaction that has been approved by a vote of at least a majority of the Incumbent Board, or

                  (ii) Individuals who, on the date hereof, constitute the Incumbent Board shall cease for any reason to constitute a majority of the Board; or
                  (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such other surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         (c) Definitions. For the purposes of this Agreement, the following terms shall mean:

                  (i) "Incumbent Board" shall mean the members of the Board, who were members of the Board prior to the date of this Agreement.

                  (ii) "Subsidiary" shall mean any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by the Company, or is otherwise controlled by the Company.

                  (iii) "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Paragraphs 8(c)(iv) and
(v), respectively, given in respect thereof:

                           (A) the assignment to the Executive of any duties
inconsistent with the Executive's status as President and/or Chief Financial Officer of the Company, or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control of the Company;

                           (B) a reduction by the Company in the Executive's
annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

                           (C) the relocation of the Company's principal
executive offices to a location which is not within the boundaries of New Jersey, Essex, Morris, Union, and Middlesex counties within the state of New Jersey or the Company requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations, or the adverse and substantial alteration of the office space or secretarial or support services provided to the Executive for the performance of the Executive's duties;

                           (D) the failure by the Company, without the
Executive's consent, to pay to the Executive any portion of the Executive's current compensation, except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company, or the failure by the Company to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                           (E) the failure by the Company to continue in effect
any compensation plan in which the Executive participates that is material to the Executive's total compensation, including but not limited to the Company's Incentive Stock Option Plan, 401(k) plan, cafeteria or salary reduction plan, or any other or substitute plans adopted prior to a Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than the Executive's participation as it existed at the time of a Change in Control of the Company;

                           (F) unless such action is pursuant to an
across-the-board reduction in benefits similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company, the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, automobile reimbursement, Company credit card, medical, health and accident, or disability plans, if any, in which the Executive was participating at the time of a Change in Control of the Company, or the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company, or the failure by the Company to provide the Executive with the number of paid vacation or sick days to which the Executive is entitled under this Agreement at the time of a Change in Control of the Company;

                           (G) the failure of the Company to obtain a
satisfaction agreement from any successor to assume and agree to perform this Agreement, as contemplated in Paragraph 5 hereof; or

                           (H) any purported termination of the Executive's
employment that is not affected pursuant to a Notice of Termination satisfying the requirements of Subparagraph 8(c)(iv) below (and, if applicable, the requirement of Paragraph 6 above); for purposes of this Agreement, no such purported termination shall be effective.

                  The Executive's right to terminate the Executive's employment pursuant to this paragraph shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of right with respect to, any circumstances constituting Good Reason hereunder.

                  (iv) "Notice of Termination" shall mean a notice that shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (v) "Date of Termination" shall mean (A) if employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided, that the Executive shall not return to the full-time performance of the Executive's duties during such thirty (30) day period), or (B) if employment is terminated due to Death of the Executive, upon receipt of Notice of Termination or (c) if employment is terminated pursuant to any other provision in this Agreement, the date specified in Notice of Termination (which, in the case of a termination pursuant to any provision of this Agreement other than for Disability and Death shall not be less than fifteen (15) nor more than sixty
(60) days, respectively, from the date such Notice of Termination is given).

                  Notwithstanding the above, provided, that if within fifteen
(15) days after any Notice of Termination is given to the Executive or prior to the Date of Termination (as determined without regard to this provision) the Executive receiving such Notice of Termination notifies the Company that a dispute exists concerning such termination, that during the pendency of any such dispute, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit, and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. However, should final resolution of the dispute result in the Notice of Termination being affirmed in the forum, as set forth in Paragraph 16, utilized for resolving said dispute, then the Executive shall be liable to the Company for all compensation, benefit, and insurance plans paid and/or provided to the Executive during the period that the Notice of Termination was in dispute.

                  Amounts paid under this subparagraph are prior to all other amounts due under this Agreement and shall not reduce any other amounts due under this Agreement, which other amounts shall be in addition to, and shall not be offset by, amounts due under this subparagraph.

                  Anything to the contrary herein notwithstanding, twenty-four hours after written notice to the Executive, the Company may relieve the Executive of authority to act on behalf of, or legally bind, the Company, provided, that any such action by the Company shall be without prejudice to the Executive's right to the compensation and benefits provided under this Agreement and the Executive's right to termination hereunder under such circumstances and with the compensation and benefits following such termination as provided in this Agreement.

                  (vi) "Disability"- If the Executive, due to physical or mental illness or incapacity, is unable fully to perform his duties herein for twelve
(12) consecutive months.

                  (vii) "Death"- If the Executive shall die during the term of this Agreement.

                  (viii) ""Retirement"- Shall mean termination in accordance with the Company's retirement policy, if any, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

         (d) Termination Following Change in Control. If any of the events described in Paragraph 8(b) hereof constituting a Change in Control of the Company shall have occurred, the Executive shall be entitled to the benefits provided in Paragraph 5 hereof upon the subsequent termination of the Executive's employment during the term of this Agreement unless such termination is (i) because of the Executive's Death, Disability or Retirement, (ii) by the Company for Termination for Cause, or (iii) by the Executive for Good Reason within three years after a Change in Control shall have occurred.

         (e) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 15 hereof.

         9. SUCCESSORS; BINDING AGREEMENT.

         (a) Assumption by Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminates the Executive's employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing this paragraph, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) Successors. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive (except by will or intestate succession) or any successor to the Executive's interest, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

         10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Paragraph 5 shall survive the expiration of the term of this Agreement.

         11. SEVERANCE AND VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         13. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive's compensation and benefits may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         14. NEGOTIATED AGREEMENT. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

         15. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive's home address set forth in the Company's records and to the Company at the address set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to counsel to the Company, at Muenz & Meritz, P.C., 3 Hughes Place, Dix Hills, New York 11746, Attention:
Lawrence A. Muenz, Esq., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         16. GOVERNING LAW AND RESOLUTION OF DISPUTES. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New York. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Garden City, New York, in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid following termination for any reason during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company share bear the total cost of filing fees for the initial Demand of Arbitration, as well as all charges billed by the AAA, regardless of which party shall commence the action. The Company shall bear the cost of the Executive's legal fees regarding any dispute or controversy arising under or in connection with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MM2, INC.                                            MARK MELLER



By:____________________________                      ___________________________


Title:_________________________


Date:__________________________                      Date:______________________

MARK MELLER



By:___________________________      Dated:______________________